April 20, 1999

Seafish Partners
C/o Estudio Chimel
Avenue Luis Maria Campos #799
1426 Capital Federal
Buenos Aires, Argentina

         Re: Class C 11% Cumulative Non-Convertible Redeemable Preferred Stock, Series A ("Class C Preferred Stock")
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Dear Sirs:

This letter confirms that as of the date hereof, Software Publishing Corporation Holdings, Inc. ("SPCH" or the "Company") has agreed with Seafish Partners ("Seafish") that should SPCH call for redemption of any shares of its Class C Preferred Stock, pursuant to Section 5 of the certificate of designations relating thereto, within forty-five (45) calendar days of this agreement, the Company will allow Seafish an option to purchase from the Company up to 120,000 shares of its X-ceed, Inc. common stock holdings at a price equal to $14.625 per share.

The purchase price of the X-ceed, Inc. common stock will be paid in the following manner:

          1. With respect to 68,000 shares, cash of $994,500.00.
          2. With respect to 52,000 shares, prepaid advertising in accordance with our discussions, with a value of $1.0 million.

If the above accurately states the agreement between the Company and Seafish, please so indicate by signing where appropriate below.

Sincerely,

Software Publishing Corporation Holdings, Inc.

By:    /s/ Mark E. Leininger
       President and Chief Operating Officer

Accepted and Agreed to:
Seafish Partners:

By:    /s/Paul Stark
Name:  Paul Stark
Title: Agent


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